Exhibit 99.1

iRhythm Technologies Announces Second Quarter 2023 Financial Results

SAN FRANCISCO, August 3, 2023 - iRhythm Technologies, Inc. (NASDAQ: IRTC), a leading digital health care company focused on creating trusted solutions that detect, predict, and prevent disease, today reported financial results for the three and six months ended June 30, 2023.

Second Quarter 2023 Financial Results
•Revenue of $124.1 million, a 21.6% increase compared to second quarter 2022
•Gross margin of 69.5%, a 70-basis point improvement compared to second quarter 2022
•Cash, cash equivalents and marketable securities of $164.7 million as of June 30, 2023
•Updated fiscal year 2023 revenue guidance in a range of approximately $485 million to $490 million

Recent Operational Highlights
•Second-highest quarter ever of Zio XT new account openings and continued volume growth across both Zio XT and Zio AT with balanced growth across multiple channels
•Zio granted high medical needs designation by Japanese Ministry of Health, Labour, and Welfare ("MHLW") and the Company submitted a Shonin pre-market application to the Pharmaceuticals and Medical Devices Agency ("PMDA") for regulatory review
•Upcoming data presentations at the European Society of Cardiology ("ESC") Congress in Amsterdam, the Netherlands, from August 25-28, 2023

"We delivered another strong performance during the second quarter as we realized continued balanced growth across both Zio XT and Zio AT and across multiple channels, building on the solid momentum we achieved earlier this year," said Quentin Blackford, iRhythm’s President and CEO. "Revenue growth of 21.6% year-over-year was driven by increasing demand for Zio services as we continue to redefine the standard of cardiac care and demonstrate our unique value proposition to customers, patients, and payers. This past quarter was the first in which our commercial teams were able to speak to the CAMELOT study of real-world evidence for Zio XT as we continued to increase penetration within our existing accounts and gained traction within the primary care space."

"As we've moved into the third quarter, we have also hit several milestones that we believe are important to building our international presence. In Japan, we are thrilled that the Zio Monitor System has been granted high medical needs designation by the MHLW at the recommendation of the Japanese Heart Rhythm Society (JHRS), and we look forward to continuing our collaboration with the JHRS and the PMDA during their review of our regulatory dossier. In Switzerland, we have initiated our first engagement with one of the country's five university hospitals. With continued momentum in our core U.S. business, progress with market access exploration and operational efforts in certain international markets, an improving financial profile, and the broader Zio Monitor commercial launch in the United States later this year, we are encouraged by the significant opportunities ahead of us that we believe will allow us to capture growth for years to come," concluded Mr. Blackford.

Second Quarter Financial Results
Revenue for the second quarter of 2023 was $124.1 million, up 21.6% from $102.1 million during the same period in 2022. The increase was driven by growth in volume of Zio services, partially offset by a decline in net average selling price.

Gross profit for the second quarter of 2023 was $86.2 million, up 22.7% from $70.2 million during the same period in 2022, while gross margin was 69.5%, up from 68.8% during the same period in 2022. The increase in gross profit was primarily due to increased volume and a reduction in cost per unit.

Operating expenses for the second quarter of 2023 were $105.1 million, compared to $93.7 million for the same period in 2022. Adjusted operating expenses for the second quarter of 2023 were $99.7 million, compared to $93.5 million during the same period in 2022. This increase in adjusted operating expenses resulted primarily from increased payroll-related costs to support growth in operations.

Net loss for the second quarter of 2023 was $18.5 million, or a diluted loss of $0.61 per share, compared with net loss of $23.9 million, or a diluted loss of $0.80 per share, for the same period in 2022. Adjusted net loss for the second quarter of 2023 was $13.1 million, or a diluted loss of $0.43 per share, compared with an adjusted net loss of $23.7 million, or a diluted loss of $0.79 per share, for the same period in 2022.

Cash, cash equivalents, and marketable securities were $164.7 million as of June 30, 2023.

Exhibit 99.1

2023 Annual Guidance
iRhythm projects revenue for the full year 2023 to grow approximately 18% to 19% compared to prior year results, ranging from approximately $485 million to $490 million. Gross margin for the full year 2023 is expected to range from 69% to 70% and adjusted operating expenses are expected to range between $417 million and $427 million. Adjusted EBITDA margin for the full year 2023 is expected to range from approximately 0% to 0.5% of revenues.

Webcast and Conference Call Information
iRhythm’s management team will host a conference call today beginning at 1:30 p.m. PT/4:30 p.m. ET. Investors interested in listening to the conference call may do so by accessing the live and archived webcast of the event, which will be available on the investors section of the Company’s website at investors.irhythmtech.com.

About iRhythm Technologies, Inc.
iRhythm is a leading digital health care company that creates trusted solutions that detect, predict, and prevent disease. Combining wearable biosensors and cloud-based data analytics with powerful proprietary algorithms, iRhythm distills data from millions of heartbeats into clinically actionable information. Through a relentless focus on patient care, iRhythm’s vision is to deliver better data, better insights, and better health for all.

Use of Non-GAAP Financial Measures
We refer to certain financial measures that are not recognized under U.S. generally accepted accounting principles (GAAP) in this press release, including adjusted EBITDA, adjusted net loss, adjusted net loss per share, and adjusted operating expenses. We use these non-GAAP financial measures for financial and operational decision-making and as a means to evaluate period-to-period comparisons. See the schedules attached to this press release for additional information and reconciliations of such non-GAAP financial measures to their most directly comparable GAAP measures. We have not reconciled our adjusted operating expenses and adjusted EBITDA estimates for full year 2023 because certain items that impact these figures are uncertain or out of our control and cannot be reasonably predicted. Accordingly, a reconciliation of adjusted operating expenses and adjusted EBITDA estimates is not available without unreasonable effort.

Adjusted EBITDA excludes non-cash operating charges for stock-based compensation, depreciation and amortization as well as non-operating items such as interest income, interest expense, income tax provision, impairment and restructuring charges, and business transformation costs.

We exclude the following items from non-GAAP financial measures for adjusted net loss, adjusted net loss per share and adjusted operating expenses:

•impairment and restructuring charges, and
•business transformation costs, which include one-time professional services and severance costs to augment and restructure the organization to use both outsourced and offshore resources.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These statements include statements regarding financial guidance, market opportunity, ability to penetrate the market, anticipated productivity improvements and expectations for growth. Such statements are based on current assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties, many of which are beyond our control, include risks described in the section entitled “Risk Factors” and elsewhere in our filings made with the Securities and Exchange Commission, including those on the Form 10-Q expected to be filed on or about August 3, 2023. These forward-looking statements speak only as of the date hereof and should not be unduly relied upon. iRhythm disclaims any obligation to update these forward-looking statements.

Investor Relations Contact
Stephanie Zhadkevich
(919) 452-5430
investors@irhythmtech.com

iRhythm Media Contact
Saige Smith
(262) 289-7065
irhythm@highwirepr.com

Exhibit 99.1

IRHYTHM TECHNOLOGIES, INC.
Condensed Consolidated Balance Sheets
(unaudited)
(in thousands)

	June 30, 2023	December 31, 2022

Assets
Current assets:
Cash and cash equivalents	$61,578	$78,832
Marketable securities	103,161	134,312
Accounts receivable, net	51,108	49,918
Inventory	14,478	15,155
Prepaid expenses and other current assets	11,816	10,555
Total current assets	242,141	288,772
Property and equipment, net	89,845	75,670
Operating lease right-of-use assets	57,917	60,666
Goodwill	862	862
Other assets	38,723	22,252
Total assets	$429,488	$448,222
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$7,150	$7,517
Accrued liabilities	64,469	65,497
Deferred revenue	3,695	3,051
Operating lease liabilities, current portion	14,099	13,031
Total current liabilities	89,413	89,096
Debt, noncurrent portion	34,942	34,935
Other noncurrent liabilities	1,012	1,307
Operating lease liabilities, noncurrent portion	80,242	83,072
Total liabilities	205,609	208,410
Stockholders’ equity:
Preferred stock	—	—
Common stock	30	28
Additional paid-in capital	803,792	762,380
Accumulated other comprehensive loss	(152)	(396)
Accumulated deficit	(579,791)	(522,200)
Total stockholders’ equity	223,879	239,812
Total liabilities and stockholders’ equity	$429,488	$448,222

Exhibit 99.1

IRHYTHM TECHNOLOGIES, INC.
Condensed Consolidated Statements of Operations
(unaudited)
(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Revenue, net	$124,130	$102,051	$235,566	$194,429
Cost of revenue	37,905	31,806	73,660	62,425
Gross profit	86,225	70,245	161,906	132,004
Operating expenses:
Research and development	13,677	11,945	28,519	22,487
Selling, general and administrative	91,420	81,751	191,763	154,909
Impairment and restructuring charges	—	—	—	26,608
Total operating expenses	105,097	93,696	220,282	204,004
Loss from operations	(18,872)	(23,451)	(58,376)	(72,000)
Interest expense	(832)	(482)	(1,782)	(2,511)
Interest and other income, net	1,435	69	2,867	85
Loss before income taxes	(18,269)	(23,864)	(57,291)	(74,426)
Income tax provision	213	33	300	80
Net loss	$(18,482)	$(23,897)	$(57,591)	$(74,506)
Net loss per common share, basic and diluted	$(0.61)	$(0.80)	$(1.89)	$(2.51)
Weighted-average shares, basic and diluted	30,502	29,843	30,400	29,720

Exhibit 99.1

IRHYTHM TECHNOLOGIES, INC.
Reconciliation of GAAP to Non-GAAP Financial Information
(unaudited)
(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Adjusted EBITDA reconciliation
Net loss	$(18,482)	$(23,897)	$(57,591)	$(74,506)
Interest expense	832	482	1,782	2,511
Interest income	(1,468)	(196)	(2,902)	(328)
Income tax provision	213	33	300	80
Depreciation and amortization	3,791	3,351	7,367	6,494
Stock-based compensation	14,099	15,098	32,350	29,001
Impairment and restructuring charges	—	—	—	26,608
Business transformation costs	5,409	175	11,095	433
Adjusted EBITDA	$4,394	$(4,954)	$(7,599)	$(9,707)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Adjusted net loss reconciliation
Net loss, as reported	$(18,482)	$(23,897)	$(57,591)	$(74,506)
Impairment and restructuring charges	—	—	—	26,608
Business transformation costs	5,409	175	11,095	433
Adjusted net loss	$(13,073)	$(23,722)	$(46,496)	$(47,465)

Adjusted net loss per share reconciliation
Net loss per share, as reported	$(0.61)	$(0.80)	$(1.89)	$(2.51)
Impairment and restructuring charges per share	—	—	—	0.90
Business transformation costs per share	0.18	0.01	0.36	0.01
Adjusted net loss per share	$(0.43)	$(0.79)	$(1.53)	$(1.60)
Weighted-average shares, basic and diluted	30,502	29,843	30,400	29,720

Adjusted operating expense reconciliation
Operating expense, as reported	$105,097	$93,696	$220,282	$204,004
Impairment and restructuring charges	—	—	—	(26,608)
Business transformation costs	(5,409)	(175)	(11,095)	(433)
Adjusted operating expense	$99,688	$93,521	$209,187	$176,963